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                                  AMENDMENT OF
                         HIGH SPEED NET SOLUTIONS, INC.
                            EQUITY COMPENSATION PLAN

         THIS AMENDMENT is effective as of the 1st day of May 2000, by High Speed Net Solutions, Inc., a Florida corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, the Company has previously established and adopted the High Speed Net Solutions, Inc. Equity Compensation Plan (the "Plan"), effective January 31, 2000; and

         WHEREAS, pursuant to Section 13.1 of the Plan, the Board of Directors may amend the Plan.

         NOW, THEREFORE, in consideration of the premises herein contained, the Company hereby amends the Plan as follows:

         1. A new Section 3.15 of the Plan is hereby added to read in its entirety as follows:

         "In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, including the Company's initial public offering, a Participant shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any Stock acquired under the Plan without the prior written consent of the Company or its underwriters. Such restriction (the "Market Stand-Off") shall be in effect for such period of time from and after the effective date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed the period for which securities owned by the Chief Executive Officer of the Company are subject to the same restrictions. Any new, substituted or additional securities that are by reason of any recapitalization or reorganization distributed with respect to Stock acquired under the Plan shall be immediately subject to the Market Stand-Off, to the same extent the Stock acquired under the Plan is at such time covered by such provisions. In order to enforce the Market Stand-Off, the Company may impose stop-transfer restrictions with respect to the Stock acquired under the Plan until the end of the applicable stand-off period."

         2. Appendix A is hereby added to the Plan and the new Appendix A shall read in its entirety as provided in Exhibit I to this document.


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         3.       This Amendment does not supersede the terms and conditions of the Plan, except to the extent expressly described herein. Terms not otherwise defined in this Amendment will have the meanings ascribed to such terms in the Plan.

         IN WITNESS WHEREOF, this Amendment is effective as of the 1st day of May 2000.

ATTEST:                                     HIGH SPEED NET SOLUTIONS, INC.


/s/ Alan R. Kleinmaier                      By: /s/ Andrew Fox
Alan R. Kleinmaier, Secretary               Name: Andrew Fox
                                            Title: Acting President


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                                    EXHIBIT I

                                   APPENDIX A

                         HIGH SPEED NET SOLUTIONS, INC.
                         1999 EQUITY COMPENSATION PLAN

                  PROVISIONS APPLICABLE TO CALIFORNIA RESIDENTS

Notwithstanding anything to the contrary specified elsewhere in the Plan, the following provisions shall apply to any stock option granted under the High Speed Net Solutions, Inc., 2000 Equity Compensation Plan (the "Plan") to a resident of California:

- The exercise price for an option granted to a California resident may not be less than 85% of the "fair value" (as defined by Rule 260.140.50 under the California Code) of the Company's common stock at the time the option is granted. However, in the case of an option granted to a resident of California who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the issuing corporation or its parent or subsidiary corporations at the time of grant, the exercise price shall be 110% of the "fair value."

- The exercise period of a stock option granted to a California resident shall be no longer than 120 months from the date the option is granted.

- An option granted to a California resident shall not be transferable, other than by will or the laws of descent and distribution.

- An option granted to a California resident shall vest and become exercisable at the rate of at least 20% per year over 5 years from the date the option is granted, subject to reasonable conditions such as continued employment. However, in the case of an option granted to a California resident who is an officer, director, or consultant of the Company or any of its affiliates, the option may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company.

- Unless employment is terminated for cause as defined by applicable law, the terms of the stock option award agreement or a contract of employment, and in the event of termination of the optionee's employment (to the extent that the optionee is otherwise entitled to exercise on the date employment terminates) the right to exercise an option granted to a California resident must expire as follows:

- At least 6 months from the date of termination if termination was caused by death or disability; or


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-        At least 30 days from the date of termination if termination was caused not due to death or disability.

- The plan shall terminate with respect to California residents on January 31, 2010.

- The Plan shall be available to California residents only if the shareholders of the Company approve the plan within 12 months before or after the date the plan was adopted. Any option exercised by a California resident before such shareholder approval is obtained shall be rescinded if such shareholder approval is not obtained. Any such rescinded shares will not be counted in determining whether approval is obtained.

- Each California resident who elects to participate in the Plan will be provided with a copy of the Company's financial statements annually.

- At no time will the total number of shares of Company stock issuable under stock options granted under this Plan, under subscription agreements under any stock purchase plan maintained by the Company, and the total number of shares provided for under any stock bonus or similar plan of the Company exceed a number of shares which is equal to 30% of the then outstanding shares of the issuer (convertible preferred shares are counted on an as if converted basis) as set forth in Rule
         260.140.45 under the California Code.

- If an Option granted to a California resident provides the Company the right to repurchase securities upon the termination of employment, the repurchase price will be not less than the fair market value of the securities to be repurchased on the date of termination of employment, and the right to repurchase must be exercised for cash or cancellation of purchase money indebtedness within 90 days of termination of employment (or, in the case of securities issued upon exercise of options after the date of termination, within 90 days after the date of the exercise). The Company's repurchase right terminates when the Company's securities become publicly traded. In addition to the restrictions set forth above, the securities held by an officer, director or consultant of the issuer or an affiliate of the issuer may be subject to additional or greater restrictions.


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